EMPLOYMENT AGREEMENT

     This Employment Agreement is executed between Cantar/Polyair Canada Limited and its affiliated companies, having its executive offices located at 258 Attwell Drive, Toronto, Ontario, M9W 5B2, (the "Company") and Alan Castle, an individual, residing at 495 Cranbrooke Avenue, Toronto, Ontario M5M 1N6 (the "Executive"),

In consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

     1. Emplovment The Company will continue the employment to the Executive for a term (the "Term") commencing as of March 1, 2004, (the "Commencement Date") and continuing indefinitely until terminated pursuant to Section 6. Each fiscal year of the Company or part thereof within such Term shall be referred to as a "Year".

     2. Duties (a) The Executive agrees to use his full time best efforts to serve the Company well and faithfully as President of the Company's Cantar/Polyair Packaging Division (the "Division"). The Executive will report to the Chief Executive Officer of the Company (the "CEO") or to such individual as the CEO designates from time to time. Unless modified by the CEO, the Executive shall have the following responsibilities:

          a)   Managing the sales and marketing organizations.
          b)   Developing concepts for product research and development.
          c)   Ensure compliance with pricing, margin and credit policies.
          d)   Satisfactory compliance with sales and expense budgets.
          e)   Responsibility for advertising subject to budget constraints.
          f) Responsible for efficient and accurate reporting on responsible areas.
          g) All other functions and duties as directed by the CEO or his designate which are consistent with the Executive's status, reputation and experience. h) Review acquisition and new product opportunities.

          (b)  The proposed new Organizational Structure is attached as Schedule
               A.

          (c) The Executive's title, duties, and reporting structure may be changed at the discretion of the CEO of Polyair Inter Pack Inc.

     3.   Compensation -*Note all dollars are stated in $CDN

          3.1 As compensation for all services to be rendered by the Executive hereunder, the Company agrees to pay to executive a salary (the "Salary") of $330,000 per Year. The Board of Directors will review the Salary on January 1st of each year.

          3.2 The Company agrees to pay the Executive a Bonus (the "Bonus") up to 25% of the Executive's Salary subject to the following conditions:

               3.2.1 The  Executive  will receive a guaranteed  bonus of $95,000 for the fiscal year ending October 31,2004.

               3.2.2 The Bonus will be for each  fiscal  year (a "Fiscal  Year")
                    commencing with the fiscal year ending October 31, 2005.

               3.2.3 For each  Fiscal  Year  the  Division's  pre-tax  unaudited profit as determined by the Board of Directors (acting reasonably and consistent with past practices in allocating overhead, etc.) between the Division and the Company's other units must meet or exceed the Threshold. The Threshold for any Fiscal Year will be set at the sole discretion of the Board of Directors acting reasonably and consistent with past practices.

               3.2.4 The  Threshold  for any Fiscal Year will never be less than that established for the prior Fiscal Year.

               3.2.5 In the event that the Executive  reaches  between 80% -100%
                    of the Threshold for any Fiscal Year, the Bonus as described in Section 3.2 will be pro rated and reduced accordingly.

          3.3 For each Fiscal Year the Company would also pay the Executive an additional bonus of 10% of the Executive's Salary (the "Extra Bonus") for each full percentage point by which the Division's Pre-Tax Profit exceeds 6% of sales for such fiscal year (the "Special Threshold") {e.g. Pre-Tax Profit of 7% of sales means an additional $33,000 based on the current Salary}.

          3.4 Payment of the Bonus and/or Extra Bonus will accrue in lieu of payment if and to the extent that such payment is not permitted by the Company's credit facility.

          3.5 It is understood by the parties of this Agreement that in the event that the Division acquires or divests of product lines or companies in which the Executive is involved, that the Salary, Bonus and Extra Bonus may require review and possible adjustment based on both parties acting in good faith and considering all factors including, without limitation whether (i) the disposal of an asset or business deprives the Executive of the opportunity to meet the Threshold or Special Threshold; (ii) whether the Executive was otherwise compensated directly or indirectly in connection with the disposal of the asset or business; or (iii) whether the acquisition of an asset or business automatically or without significant effort on the part of the Executive materially assists or hampers the Executive's attainment of the Threshold or the Special Threshold.

          3.6 Bonus to be paid on pro rata basis for the period of employment after the finalization of the year end results in the event the Executive is terminated.

     4 Insurance and Other Benefits The Employee shall be entitled to participate, if the Employee so elects and is eligible therefore, in any plans for the benefit of all officers and employees of the Company from time to time in force, including, but not limited to, pension, disability and medical insurance and group life insurance as in effect from time to time.

     5    Expenses: Automobile, Vacations, Etc.


          5.1 Expenses The Executive shall be entitled to reimbursement for normal and reasonable expenses incurred on behalf of the Company in furtherance of its business, as supported by vouchers therefore in accordance with the Company's policies in force from time to time. The Executive will further be entitled to reimbursement by the Company for golf membership dues.

          5.2 Vacation, etc. The Executive shall be entitled to six weeks of annual vacations, holidays, and leaves of absence in accordance with the Company's general policies and practices in force from to time.

          5.3 Use of Automoble The Company shall provide the Executive with an automobile (similar to that provided on the date hereof) at its expense in accordance with the Company's general policies and practices in force from time to time. The Executive shall be entitled to reimbursement for normal and reasonable car expenses incurred on behalf of the Company.

     6.   Termination of Employment

          6.1 For Cause The Board of Directors of the Company may terminate the Executive's employment hereunder and remove the Executive from his position with the Company at any time for Cause. The term "Cause" as used in this Agreement shall be deemed to refer to and include only:

               6.1.1. The failure by the Executive to substantially  perform his duties pursuant to the terms of this Agreement without good cause, after a written demand for substantial performance is delivered to the Executive by the Board of Directors or by the CEO.

               6.1.2. The willful  engaging by the  Executive in  misconduct  or inaction materially to injurious to the Company. For purposes of this Section, an act or failure to act shall be not considered "willful", unless done or omitted in bad faith without reasonable belief on the Executive's part that his action or omission was in the best interest of the Company;

               6.1.3 The  Executive's  conviction  for a felony or  misdemeanour involving moral turpitude; or

               6.1.4 The involuntary dissolution, liquidation and/or termination of the business of the Company.

                    Any dispute under Section 6.1 shall be resolved by binding arbitration under the National Rules of Arbitration (ADR Institute of Canada, Inc.) whereby each party shall select one arbitrator who in turn shall select one additional arbitrator.

          6.2 Disability or Death If, in the judgement of the Company's Board of Directors or the CEO, the Executive fails to render services of the character contemplated hereby because of illness or other incapacity for a period of six (6) consecutive months, or for shorter periods aggregating more than six (6) months in any consecutive twelve (12) months, the Board of Directors may determine that the Executive had become disabled and may elect to terminate his employment hereunder, effective as of the date of such determination. In the event of the Executive's death during the term hereof, this Agreement shall terminate forthwith.


          6.3 Without Cause The Company may terminate the Executive for any reason without "Cause" upon thirty (30) days prior notice, in which case the provisions of Section 6.4 shall apply.

          6.4 Severance If the Executive's employment hereunder is terminated pursuant to Sections 6.3 or 6.6 but not pursuant to 6.1, 6.2,
               6.4.1 or 6.4.2, the Company shall pay the Executive as severance pay, subject to appropriate deductions, one-twelfth (1/12) of his annual salary to include payment auto expense of his then current automobile for the duration of the "Severance Period", as defined in Section 3.1, for each full month occurring after his employment termination (hereinafter "Monthly Severance Payment") during the twenty four (24) month period following termination (the "Severance Period"). The Executive shall be entitled to participate, at the Company's expense, in the Company's employee benefit plans and programs as described in Section 4, and subject to approval by the applicable insurance company or any equivalent plans or programs established by the Company, and the Company shall be responsible for the payment of any unpaid amount on account of the Severance Period with respect to Salary. The amounts to be paid are inclusive of any and all entitlements to termination and/or severance pay pursuant to the Employment Standards Act, 2000 as amended, or any other applicable statute arising out of the Executive's employment or the termination thereof. Under no circumstances will the severance payments set out herein be less than the Executive's entitlement to termination and/or severance pay pursuant to the Employment Standards Act, 2000 as amended.

               6.4.1. Notwithstanding  any other subsection,  if the Executive's employment is terminated at age 63 pursuant either to Sections 6.3 and 6.6, the Executive shall be entitled to a lump sum payment equivalent to his annual salary, as defined in Section 3.1, for a twenty four (24) month period. The Executive shall be entitled to participate, at the Company's expense, in the Company's employee benefit plans and programs as described in Section 4 subject to approval by the applicable insurance company or any equivalent plans or programs established by the Company.

               6.4.2. Notwithstanding  any other subsection,  if the Executive's employment is terminated any time between the ages of 63 and 65, the Executive shall be entitled to a lump sum payment equivalent to his annual salary, as defined in Section 3.1, for a period until June 1, 2011, the expiry of this Employment Agreement, as defined in Section 6.8. The Executive shall be entitled to participate, at the Company's expense, in the Company's employee benefit plans and programs as described in Section 4 subject to approval by the applicable insurance company or any equivalent plans or programs established by the Company.

          6.5 Voluntary Termination If the Executive voluntarily terminates his employment hereunder other than as provided in Section 6.6, he shall give (i) three (3) months written notice and (ii) be paid salary through the date of his termination and shall receive other compensation and benefits, if any, as provided under the Company's applicable plans and programs.

          6.6 Certain Changes Affecting the Executive's Employment "Certain changes affecting the Executive's employment" shall mean any material diminution in benefits or employment conditions as a result of which the Executive terminates his employment hereunder, including any of the following:

               6.6.1 The Company's failure to pay to the Executive,  any portion of his salary or other  amounts due to the  Executive  under
                    Section 3 within thirty (30) days of the date such payment is due;

               6.6.2 The Company's failure to continue in effect or continue the
                    Executive's participation in any compensation plans (unless such failure is out of the Company's control) which is material to his total compensation or its failure to continue to provide him with benefits substantially similar to those provided to all senior executives.

               6.6.3 A material breach by the Company of its  obligations  under this Agreement.


               6.6.4 In accordance  with Section 2(c),  the  Executive's  title, duties and reporting structure have been materially changed at the discretion of the CEO of Polyair Inter Pack Inc.

               6.6.5 In  accordance  with Section 3.5, the Division  acquires or divests of product lines or companies in which the Executive is involved.

          6.7 Car Lease In the event of termination under Section 6.1 or 6.4, the Executive will be liable for the company's automobile lease for the benefit of the Executive (except that the Company will remain liable during the notice period of Section 6.5).

          6.8 Term Unless otherwise concluded at an earlier date as per the clauses in Section 6 of this Employment Agreement, the parties agree that this Employment Agreement will automatically expire on June 1, 2011. At that time, the Executive will not be entitled to rely on any of the provisions of this Employment Agreement, including but not limited to Section 6.

     7.   Inventions. Confidential Information and Related Matters

          7.1 Definitions For purposes of this Agreement, the terms set forth below shall have the following meanings:

               7.1.1 Products  Finished  and  other  products  being,  or  being contemplated to be, manufactured, assembled, processed, distributed or marketed, in whole or in part, by the Company's Division or any Affiliate.

               7.1.2 Confidential lnformation The secret proprietary information of the Company or any Affiliate whatever kind or nature disclosed to the Executive or known by the Executive (whether or not discovered or developed by the Executive) as a consequence of or through his employment with the Company. Such proprietary information shall include information relating to the Products, processing, manufacturing, assembly, quality control, know-how, research and development, sources of supplies and materials, operating and other cost data, distribution arrangements and Product proposals and marketing, any of which information is not generally known in the industry or in related industries in which the Company or any Affiliate engages in business (including industries supplying to or purchasing from the Company of any Affiliate) in the United States and Canada and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, equipment and machinery configurations, and records of the Company and any Affiliate legend or otherwise identified by the Company or any Affiliate as Confidential Information.

               7.1.3 Inventions Those  discoveries,  developments,  concepts and ideas whether or not patentable, relating to the Products and to the present and prospective activities of the Company or any Affiliate (which activities are known to the Executive by reason of his employment with the Company).

               7.1.4 Affiliate  The  Parent,  the Company or any  subsidiary  or sister Corporation (identical shareholders) of either of them.

          7.2 Inventions All Inventions which are at any time developed by the Executive acting alone or in conjunction with others, during the period commencing with his employment by the Company, until the termination of this Agreement (or, if based on or related to the Executive's activities with the Company or on behalf of any Affiliate or any Confidential Information or Invention(s) made by the Executive within two years after the termination of Employee's employment) shall be the property of the Company, free of any reserved or other rights of any kind on the Executive's part in respect thereof.

     The Executive agrees promptly to make full disclosure of any such Inventions to the Company, and at its cost and expense to execute formal applications for patents and also to do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment of the Company of his rights and title to such Inventions and otherwise to carry out the purposes of this Section 7.

          7.3 Non Disclosure Except as required by his duties hereunder, the Executive agrees that he will never, during or after his employment with the Company, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Company.

          7.4 .Return of Proprietary Materials Upon termination of his employment with the Company, all equipment, models, prototypes, designs, plans, drawings, documents, procedural manuals, specifications, guides and similar materials, records, notebooks and similar repositories of or containing Confidential Information or Inventions, including all whether prepared by the Executive or others, will be left with or promptly returned by the Executive to the Company.



          7.5 Non-Competition During the period of the Executive's employment by the Company, and for a period of twenty four (24) months thereafter, (except in the event of termination under Section 6.3 or 6.6), the Executive shall not, without the prior written consent of the Company, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, importer, distributor or otherwise, become employed or otherwise associated with or representing, any other person, corporation (except the Company and any Affiliate), firm partnership, or other entity whatsoever engaged, in the United States or Canada, in any line of business engaged in (or actively planned to be engaged in) by the Company or any Affiliate; provided, however, that anything above to the contrary notwithstanding, the Executive may own, as an inactive investor during such period, securities of any competitor corporation or other entity, so long as his holdings in anyone such corporation or entity shall not constitute more than two (2%) percent of the voting stock of such public corporation or other entity.

          7.6 Survival of Obligations Employee's obligations under this Section 7 shall survive termination of this Agreement pursuant to Section 6.

     8. Assignment; Survival Except as provided below, neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, and their respective successors and assigns, upon liquidation, dissolution or winding up of the Company, or upon any sale of all or substantially all of the assets of the Company, or upon any merger or consolidation of the Company, as though successors and assigns of the Company and their respective successors and assign were the Company. The Company will have a right to assign this Agreement to any Affiliate which assignee would be substituted for the Company for all purposes of this Agreement. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The Executive's executor or successors by will or descent shall have the right to enforce any of the Executive's rights under the Agreement which survive termination.

     9.   Severability  The  invalidity  or  unenforceability  of  any  term  or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions thereof, which shall remain in force and effect, and, should any tribunal having jurisdiction determine that any such term or provision is unenforceable, by reason of its over breadth, whether as to time, geographical scope or otherwise, then such term or provision shall be deemed to be amended to reduce its scope by the degree of such over breadth.

     10. Notices All notices required or permitted hereunder shall be given or made in writing and shall be sufficiently given ten (10) days after sending by registered mail to the addresses set forth on Page 1, or to such other address as either party shall designate by notice so given to the other.

     11. Governing Law This Agreement shall be interpreted and construed under the laws of the Province of Ontario applicable to contracts executed and to be performed wholly within such Province.

     12. Legal Fees The Executive shall be entitled to reimbursement for normal and reasonable legal fees incurred by him in relation to reviewing and executing this Employment Agreement up to a maximum sum of $3,000 plus GST. The Executive's account for lecgal fees will be subject to review by the Company.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.




CANTAR/POLYAIR CANADA LIMITED

Per: ______________________
Henry Schnurbach
President



Per: ______________________

Alan Castle



Date: May 28/04